Exhibit 21.1

SUBSIDIARIES

AsureCare Corp.
Chill Intermediate Holdings, Inc.
Goodman Appliance Holding Company
Goodman Canada, L.L.C.
Goodman Company Canada
Goodman Company, L.P.
Goodman Distribution, Inc.
Goodman Distribution Southeast, Inc.
Goodman Global Finance (Delaware) LLC
Goodman Global Holdings, Inc. Goodman Global, Inc.
Goodman Holding Company
Goodman Holding Company, L.L.C.
Goodman II Holdings Company, L.L.C.
Goodman Manufacturing I LLC
Goodman Manufacturing II LLC
Goodman Manufacturing Company, L.P.
Goodman Sales Company
Nitek Acquisition Company, L.P.
Quietflex Holding Company
Quietflex Manufacturing Company, L.P.